Exhibit 99.1

Contacts:
S. Olav Carlsen	Kristine Mozes
PortalPlayer, Inc.	Mozes Communications LLC
(408) 521-7000	(781) 652-8875

PortalPlayer, Inc. Reports Q2 2005 Financial Results

Q2 Revenue Nearly Quadrupled Year-Over-Year

SAN JOSE, Calif. – July 25, 2005 – PortalPlayer, Inc (NASDAQ: PLAY), a leading supplier of advanced semiconductor, firmware and software solutions for the MP3 personal media player market, today announced financial results for the second quarter of fiscal 2005, ended June 30, 2005.

Net revenue for the second quarter of 2005 was $44.6 million, compared with $44.5 million in the first quarter of 2005 and $12.0 million in the second quarter of 2004. Net income for the second quarter of 2005 was $6.3 million, or $0.25 per diluted share, based on 25.1 million weighted average shares outstanding. Net income in the first quarter of 2005 was $7.8 million, or $0.31 per diluted share, based on 25.0 million weighted average shares outstanding. Net loss in the second quarter of 2004 was approximately $880,000, or $0.64 per share, based on 1.4 million basic weighted average shares outstanding.

PortalPlayer reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation charges. In the second quarter of 2005, non-GAAP net income was $6.8 million, or $0.27 per diluted share. This compares with non-GAAP net income of $8.2 million, or $0.33 per diluted share, in the first quarter of 2005 and a net income of approximately $780,000, or $0.05 per diluted share, in the second quarter of 2004.

“The second quarter of 2005 was another great quarter for PortalPlayer,” said Gary Johnson, president and chief executive officer of PortalPlayer. “We successfully executed on our product roadmap and business plan, and demand for personal media players that incorporate our technology was again stronger than seasonal trends this quarter. As a result, our second quarter revenue nearly quadrupled from the second quarter a year ago, and we again generated more than $13 million in cash during the quarter. As planned, we also invested in additional engineering resources to support our strategic roadmap going forward.”

“During the quarter, we smoothly ramped production on our new PP5022 device and, as of today, we reached a significant milestone of shipping more than six million of the devices. We have completed the design win activity for our customers’ exciting new models intended to ship in the second half of 2005. In addition, we worked with the supply chain to prepare our operations for significant demand in the second half of the year. During the second quarter, we also accelerated our investment in innovative wireless technologies that we believe will help fuel our growth in 2006 and beyond.”

“We are excited about the upcoming back-to-school and holiday season and believe we are very well positioned for significant growth in the second half of the year. We believe that our revenue for the third quarter of 2005, which is the quarter we expect to begin to recognize revenue from flash-based designs, could be in the range of $50 million to $60 million,” said Mr. Johnson.

Highlights

•	PortalPlayer quickly ramped production of its PP5022 device, which is based on the 0.13 micron manufacturing process. With the strength and support of its world-class partners, United Microelectronic Corp. and LSI Logic, ramping production on the 0.13 micron process was fast and seamless. The Company achieved full volume production in about three months. By adding the 0.13 micron process to its existing 0.18 micron process, PortalPlayer further extends its lead over its competition.

•	During the second quarter, PortalPlayer successfully taped out the next generation of its technology, in preparation for the 2006 product cycle.

•	The company believes that the high-capacity flash player market (one gigabyte or greater) could ramp faster than originally expected. Due to NAND flash price declines, PortalPlayer believes that market demand for high-capacity flash players has accelerated, and could now exceed 20 percent of the total flash player run rate some time before the end of 2005.

•	PortalPlayer recently acquired real estate in Hyderabad, India, where it expects to complete the construction of a new building in the second half of 2006 to support its planned future growth.

Current Financial Outlook for Third Quarter 2005

The following outlook statements are based upon current expectations. These statements are forward-looking, and actual results could differ materially.

The company expects revenue to be in the range of $50 million to $60 million. GAAP net income per diluted share for the third quarter is expected to be in the range of $0.28 to $0.36, based on approximately 26 million weighted average shares outstanding. The effective tax rate for the second quarter is expected to be about 25 percent, which takes into consideration, among other factors, the company’s net operating loss carryforwards for income tax purposes. Non-GAAP net income per diluted share, which excludes approximately $520,000 of stock-based compensation charges, is expected to be in the range of $0.30 to $0.38. Operating expenses are expected to be approximately $13.2 million.

Conference Call

The company will hold a conference call at 2:30 pm Pacific Time today, July 25, 2005, to discuss the second quarter 2005 financial results. To participate, please dial (913) 981-5510 at approximately 2:20 pm PT. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.portalplayer.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until August 1, 2005. The phone number to access the recording is (719) 457-0820, and the passcode is 6446864. An archived webcast replay will be available on the web site for 12 months.

About PortalPlayer

PortalPlayer is a leading supplier of advanced semiconductor, firmware and software solutions for the MP3 personal media player market. These products empower consumers to easily purchase, rent, manage, listen to and watch large amounts of digital music, photos and video content. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements as to our strategic roadmap, our design win activity for our customers’ models intending to ship in the second half of 2005, our work with our supply chain to prepare our operations for significant demand in the second half of the year, our belief that our investment in wireless technologies will help fuel our growth in 2006 and beyond, our belief that we are very well positioned for significant growth in the second half of the year, our belief regarding our revenue for the third quarter of 2005 and our belief that we will begin to recognize revenue from flash-based designs in the third quarter of 2005, the impact of adding the 0.13 micron process on extending PortalPlayer’s lead over its competition, the successful tapeout of the next generation of its technology in preparation for the 2006 product cycle, our belief that the high-capacity flash player market (one gigabyte or greater) could ramp faster than originally expected and future financial results, both GAAP and non-GAAP, including revenue, net income, operating expenses, tax rates, weighted average shares outstanding, and stock-based compensation expense. Words such as “intends,” “expect,” “believe,” “anticipates,” “going forward”, “plans,” “will”, “prepare”, “increases,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the growth of the market for personal media players, cancellation or reduction of orders, component shortages, successful development of new platforms and other products, market acceptance of our products and technologies, delays in product introductions, product defects, decreases in average selling prices, impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-Q for the quarter ended March 31, 2005. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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PORTALPLAYER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$44,567	$12,035	$89,035	$22,231
Cost of revenue	25,402	6,915	50,693	13,503

Gross profit	19,165	5,120	38,342	8,728

Operating expenses:
Research and development	7,900	2,986	14,251	5,594
Selling, general and administrative	3,476	1,345	6,408	2,791
Stock-based compensation	470	1,660	854	3,637

Total operating expenses	11,846	5,991	21,513	12,022

Operating income (loss)	7,319	(871)	16,829	(3,294)
Interest and other income (expense), net	1,119	(9)	2,027	3

Income (loss) before income taxes	8,438	(880)	18,856	(3,291)
Provision for income taxes	2,105	—	4,714	—

Net income (loss)	$6,333	$(880)	$14,142	$(3,291)

Basic net income (loss) per share	$0.27	$(0.64)	$0.61	$(4.32)

Diluted net income (loss) per share	$0.25	$(0.64)	$0.56	$(4.32)

Shares used in computing basic and non-GAAP basic net income (loss) per share	23,258	1,368	23,203	762

Shares used in computing diluted net income (loss) per share	25,103	1,368	25,068	762

Shares used in computing non-GAAP diluted net income per share	25,103	17,161	25,068	17,006

Non-GAAP net income (1)	$6,803	$780	$14,996	$346

Non-GAAP basic net income (loss) per share (1)	$0.29	$0.57	$0.65	$0.45

Non-GAAP diluted net income (loss) per share (1)	$0.27	$0.05	$0.60	$0.02

	Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GAAP net income (loss)	$6,333	$(880)	$14,142	$(3,291)
Stock-based compensation	470	1,660	854	3,637

Non-GAAP net income	$6,803	$780	$14,996	$346

(1)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

PORTALPLAYER, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$45,831	$58,892
Short-term investments	104,625	64,708
Accounts receivable, net	25,165	20,080
Inventory, net	1,050	1,762
Prepaid expenses and other current assets	3,379	1,872

Total current assets	180,050	147,314
Property and equipment, net	1,930	661
Other assets	672	521

Total assets	$182,652	$148,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$15,585	$1,290
Accrued liabilities	7,204	4,195
Deferred income	5,013	4,024
Deferred rent	15	55
Income taxes payable	—	479

Total current liabilities	27,817	10,043
Deferred rent, long-term	231	5

Total liabilities	28,048	10,048

Stockholders’ equity:
Common stock	209,619	205,468
Deferred stock-based compensation	(6,794)	(4,799)
Accumulated other comprehensive loss	(179)	(37)
Accumulated deficit	(48,042)	(62,184)

Total stockholders’ equity	154,604	138,448

Total liabilities and stockholders’ equity	$182,652	$148,496